eROOMSYSTEM TECHNOLOGIES ENTERS INTO AGREEMENT
               TO RECEIVE INTERIM DEBT FINANCING OF UP TO $322,500

    Interim debt financing provides the Company 90 days to resolve financial issues and submit a request to Nasdaq for approval of up to $2,500,000 of Series D Convertible Preferred Stock financing

     SALT LAKE CITY, UT - November 15, 2002 - eRoomSystem Technologies, Inc. (NASDAQ: ERMS), a leading supplier of in-room technologies for the lodging industry, today announced the signing of a convertible promissory note ("Convertible Note") with Ash Capital, LLC, its largest stockholder. Under the terms of the Convertible Note, Ash Capital will provide up to $322,500 in financing, and is obligated to loan the Company a minimum of $250,000.

     On November 8, 2002, the Company also entered into a Stock Purchase Agreement for the issuance of up to 2,777,778 shares of Series D Convertible Preferred Stock ("Series D Preferred Stock"). Ash Capital's commitment is up to $1,500,000 (inclusive of the Convertible Note), subject to the Company satisfying each of the conditions in the Stock Purchase Agreement.

     As a condition to closing the Series D Preferred Stock financing, the Company must achieve the following: (a) obtain a new funding line to finance the placement of its products on a revenue sharing basis; (b) comply with Nasdaq's minimum bid requirement of $1 per share for ten consecutive trading days by January 15, 2003; (c) obtain consent from Nasdaq, or a majority of the Company's shareholders, to issue the Series D Preferred Stock on the terms described above; (d) receive written confirmation from AMRESCO that neither it nor its subsidiaries is in default under the Master Business Lease Financing Agreement;
(e) the Company's manufacturer must commit to supply product to the Company at an amount not to exceed current pricing; (f) must have executed settlements in place with its trade creditors who represent not less than 95% of the outstanding accounts payable as of November 11, 2002; (g) the amount of proceeds from the Series D Preferred Stock shall not be less than $2,000,000;
(h) there shall not be in effect any order that would prevent or make unlawful the closing of the Series D Preferred Stock financing; and (i) there shall not have occurred (or reasonably be expected to occur) any event, change or development which has had or could reasonably expected to have a material adverse effect.

     Upon issuance, the Series D Convertible Preferred Stock will be convertible into common stock on a 1-for-6 basis, or at $0.15 per share. Thus, assuming 2,777,778 shares of Series D Preferred Stock are purchased in the private placement offering, such shares would be convertible, with the consent of a majority of the Series D stockholders, into 16,666,667 shares of common stock of the Company.

     The Company intends to submit a request to Nasdaq in the next few days requesting consent to the terms of the Series D Preferred Stock financing. In the event that Nasdaq declines the Company's request, the Company will be required to solicit its shareholders and obtain majority approval for the Series D Preferred Stock financing to occur. There can be no assurance that the Company will be successful in obtaining the consent of Nasdaq or a majority of its shareholders.


About eRoomSystem Technologies

     eRoomSystem Technologies is a full service in-room provider for the lodging and travel industries. Its intelligent in-room computer platform and communications network supports eRoomSystem's line of fully automated and interactive refreshment centers (minibars), room safes, ambient trays and other proposed in-room applications. eRoomSystem's products are installed in major hotel chains both domestically and internationally. eRoomSystem ("ERMS") is a publicly-traded company listed on NASDAQ SmallCap Market.

     Certain statements in this press release with respect to future expectations and plans may be regarded as "forward looking statements" within the meaning of Section 27A of Securities Act of 1933, Section 21E of Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, statements with respect to future earnings, and all other forward-looking statements involve risks and uncertainties and are subject to change at any time.

     Press/Investor Contact:
     Gregory L. Hrncir
     Phone: (435) 688-3603
     E-mail: gc@eroomsystem.com